UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 19, 2008

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84111
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 20, 2008, Caspian Services, Inc. (the “Company”) entered into a Facility agreement, dated 20 June 2008, between Caspian Services, Inc. and Altima Central Asia (Master) Fund Ltd. (the “Agreement”), pursuant to which Altima Central Asia (Master) Fund Ltd. (“Altima”) will loan US$ 15 million to the Company. On June 23, 2008 the Company submitted a request to draw down the full US$ 15 million. Following is certain information regarding the terms of the Agreement and the loan:

•	the loan bears interest at a rate of 13.0% per annum;
•	accrued interest on the loan will be capitalized at the end of each twelve month interest period and all accrued and capitalized interest is due at the time the loan is repaid;
•	the Company may not prepay the loan in whole or in part without Altima’s consent;
•	the term of the loan is 36 months, unless the loan is earlier converted to shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) by Altima;
•	Altima may, at any time during the term of the Agreement, convert all or any portion of the outstanding loan amount, including interest, to Company Common Stock at a price of $2.30 per share;
•

the Agreement contains financial covenants that require the Company to: (i) maintain a maximum ratio of net debt to equity; (ii) limit total liabilities of the Company in relation to total stockholders’ equity; and (iii) maintain a certain level of cash available to service its debts;

•

other than grants of Common Stock to employees under employment agreements or pursuant to stockholder approved equity incentive plans, the Company may not sell shares of its Common Stock below the $2.30 conversion price;

•	the Agreement limits awards and grants of Common Stock and derivative securities;
•	the Agreement imposes certain limits on the number of shares of Common Stock or derivative securities the Company can award or grant to Company employees during the term of the Agreement; and
•	the Agreement contains other customary affirmative and negative covenants, as well as customary events of default.

The number of shares of Common Stock to be issued upon the exercise of a conversion right will be determined by dividing the amount of the loan being converted by $2.30 per share. Shares of Common Stock issued upon conversion of the loan will rank pari passu in all respects with other Common Stock in issue on the date of conversion. The shares of Common Stock issuable upon conversion of the loan have not been registered pursuant to the Securities Act of 1933, as amended, (the “Securities Act”) and the Company has no contractual obligation to do so. Altima is a non-U.S. Person. The Company anticipates that the issuance of Common Stock pursuant to the conversion right of Altima will be made to non-U.S. persons outside of the United States in accordance with Regulation S under the Securities Act and in compliance with other applicable laws and regulations of the home jurisdiction of Altima. The net proceeds from the offering, after deducting estimated offering expenses and fees payable by the Company will be used to fund marine base development and for general corporate purposes.

The loan constitutes a direct, unsubordinated and unsecured, interest bearing obligation of the Company.

The description of the Facility Agreement in this Current Report is only a summary of that document and is qualified in its entirety by reference to the terms of the Facility Agreement, a copy of which is attached as an exhibit to this Current Report.

Other than in respect of the Facility Agreement neither the Company, nor any of its affiliates has a material relationship with Altima.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On June 19, 2008, the board of directors of the Company adopted amendments to the Bylaws of the Company. The purpose of the amendments was to update the Bylaws to reflect the current name, address and fiscal year end of the Company and to make the Company’s Bylaws consistent with its Articles of Incorporation. Specifically, Section 7.7 was added to the Bylaws. Consistent with Article VII of the Company’s Articles of Incorporation, as amended, Section 7.7 of the Bylaws states: “The provisions of NRS 78.378 to 78.3793 do not apply to the Corporation or to an acquisition of a controlling interest by stockholders.”

The description of the amendments to the Bylaws in this Current Report is only a summary of that document and is qualified in its entirety by reference to the terms of the Bylaws of Caspian Services, Inc. (As Amended through June 19, 2008), a copy of which is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 3.1	Bylaws of Caspian Services, Inc. (As Amended through June 19, 2008).

Exhibit 10.1	Facility agreement, dated 20 June 2008, between Caspian Services, Inc. and Altima Central Asia (Master) Fund Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: June 25, 2008	By:	/s/ Laird Garrard
Laird Garrard, Chief Executive Officer

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